Exhibit 15.1


May 10, 2000


The Board of Directors and Stockholders
Genentech, Inc.


We are aware of the incorporation by reference in the registration statement (Form S-3) of Genentech, Inc., for the registration of 6,517,309 shares of its common stock, of our report dated April 10, 2000 relating to the unaudited condensed consolidated interim financial statements of Genentech, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2000.

Pursuant to Rule 436(c) of the Securities Act of 1933 our report dated April 10, 2000 is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

                                                          Very Truly Yours,


                                                          /s/ Ernst & Young LLP